Exhibit 99.1

Square, Inc. Announces Pricing of $750 Million Convertible Notes Offering

SAN FRANCISCO, Calif., May 23, 2018 — Square, Inc. (“Square”) (NYSE:SQ) today announced the pricing of $750 million aggregate principal amount of convertible senior notes due 2023 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Square also granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $112.5 million aggregate principal amount of the Notes solely to cover over-allotments, if any. The sale of the Notes to the initial purchaser is expected to settle on May 25, 2018, subject to customary closing conditions, and is expected to result in approximately $736.5 million in net proceeds to Square after deducting the initial purchaser’s discount and estimated offering expenses payable by Square (assuming no exercise of the initial purchaser’s over-allotment option).

The Notes will be senior, unsecured obligations of Square. The Notes will bear interest at a rate of 0.50% per year. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. The Notes will mature on May 15, 2023, unless earlier repurchased or converted.

Square expects to use approximately $52.6 million of the net proceeds of the offering of the Notes to pay the cost of the convertible note hedge transactions described below, after such cost is partially offset by the proceeds of the warrant transactions described below, to raise the effective conversion price of the Notes from Square’s perspective, and to use the remaining proceeds of the offering for general corporate purposes.

The initial conversion rate for the Notes is 12.8456 shares of Square’s Class A common stock (“Class A common stock”) per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $77.85 per share). Prior to the close of business on the business day immediately preceding February 15, 2023, the Notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the second scheduled trading day preceding the maturity date, the Notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the Notes will be settled in cash, shares of Class A common stock, or a combination thereof, at Square’s election. The last reported sale price of the Class A common stock on May 22, 2018 was $54.63 per share.

In connection with the pricing of the Notes, Square entered into privately negotiated convertible note hedge transactions with the initial purchaser and other financial institutions (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to the Class A common stock upon any conversion of the Notes and/or offset the cash payments Square is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market price of the Class A common stock is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the initial conversion price of the Notes. Square also entered into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect to the extent the market value per share of Class A common stock exceeds the strike price of any warrant transactions, unless Square elects, subject to certain conditions set forth in the related warrant confirmations, to settle the warrant transactions in cash. The strike price of the warrant transactions will initially be approximately $109.26 per share, which represents a premium of approximately 100% over the last reported sale price of the Class A common stock on May 22, 2018, and is subject to certain adjustments under the terms of the warrant transactions. If the initial purchaser exercises its over-allotment option to purchase additional Notes, Square intends to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

Square expects that, in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties or their respective affiliates may purchase shares of the Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with, or shortly after, the pricing of the Notes. These activities could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the Notes at that time. In addition, Square expects that the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to the Class A common stock and/or by purchasing or selling shares of the Class A common stock or other securities of Square in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period relating to a conversion of the Notes or in connection with any repurchase of Notes by Square). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the Notes, which could affect the ability of noteholders to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the Notes. The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes and the shares of Class A common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

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